Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

EXCLUSIVE DEVELOPMENT AND DISTRIBUTION AGREEMENT

This Exclusive Development and Distribution Agreement (this “Agreement”) is entered into as of July 20, 2020 (the “Effective Date”), by and between Zimmer, Inc., a Delaware corporation (“Zimmer”), and NeuroOne Medical Technologies Corporation, a Delaware corporation (the “Company”). Zimmer and the Company are referred to individually as a “Party” and together as the “Parties”. Capitalized terms used herein, to the extent not otherwise defined, have the meanings specified in Exhibit A.

BACKGROUND

A. Zimmer and its Affiliates develop, manufacture and sell medical products.

B. The Company has developed technology, including Strip/Grid Products, relating to the use of electrodes for neurosurgical applications, including the diagnosis of epilepsy.

C. The Parties intend to collaborate in the development of SEEG Products and Electrode Cable Assembly Products for neurosurgical diagnostic applications, including the diagnosis of epilepsy.

D. The Parties desire for Zimmer and its Affiliates to become the exclusive distributor of certain products of the Company, including the Strip/Grid Products and the SEEG Products that are developed as a result of the Parties’ efforts under this Agreement, in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration of the mutual covenants set forth in this Agreement, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEVELOPMENT

1.1. Project Scope. The Parties will collaborate in carrying out a project (the “Project”) to Develop the following Products for use in neurosurgical applications:

(a) Strip/Grid Products;

(b) SEEG Products; and

(c) Electrode Cable Assembly Products.

1.2. Development Plan. The initial development plan for the Project is set forth in the documents attached as Exhibit B and the documents referenced therein (collectively, as amended as provided herein, the “Development Plan”). At any time within ninety (90) days after the Effective Date, Zimmer shall have the right, but not the obligation, to cause the initial Development Plan to be amended to include an Approved Design Modification by delivering written notice to the Company (a “Design Modification Notice”). Upon receipt of a Design Modification Notice, the Parties shall mutually determine, in good faith, the amendments to be made to the Development Plan. Following agreement on the required amendments, the Parties shall continue to implement the Development Plan, as so amended. The initial Development Plan may be further amended from time to time by the JDC as contemplated by Section 1.8.

1.3. Development Responsibility; Approval Rights; Project Managers. Except as otherwise expressly stated in this Agreement or the Development Plan, the Company shall be responsible for performing all development activities contemplated by the Development Plan. Following the Effective Date, the Company shall not enter into any consulting agreement or other services agreement with, or pay any compensation to, any health care professional for any purpose related to the Products without the prior written consent of Zimmer (which shall not be unreasonably withheld). Zimmer shall be responsible for providing reasonable support, assistance and consultation to the Company with respect to the Project and shall have the right to review and approve any and all aspects of the design of the SEEG Products and associated instrumentation and Electrode Cable Assembly Products pertaining to the critical features identified for each such Product on Exhibit C. The Company hereby designates [**] as its project manager for its responsibilities in connection with the Project and Zimmer hereby designates [**] as its project manager for its responsibilities in connection with the Project. Either party may designate in writing to the other party an alternative project manager at its sole discretion.

1.4. Efforts; Costs. Each Party will use Commercially Reasonable Efforts to perform and complete in a timely fashion its responsibilities in connection with the Project. Except as otherwise expressly stated in this Agreement or the Development Plan, each Party shall be responsible for such costs and expenses incurred by such Party in connection with the Project. For the avoidance of doubt, Zimmer shall be responsible for all costs and expenses related to the Commercialization of the Products in the Territory and the Company shall be responsible for all costs and expenses related to the Development of the Products and the submission and prosecution of all regulatory filings required for Regulatory Approvals in the Territory; provided, however, Zimmer and the Company acknowledge and agree that the Products for all countries in the Territory outside of United States will be based upon the Products for which Regulatory Approval has been received by the Company in the United States and to the extent Zimmer or any Regulatory Authority outside of the United States requires additional changes to the Products or additional actions or requirements beyond the submission and prosecution of regulatory applications for such Products in such country, then the Company and Zimmer shall negotiate in good faith and agree to the allocation between the Parties of the costs and expenses related such additional changes to the Products or such additional actions or requirements. Zimmer acknowledges and agrees that all Regulatory Approvals for the Products in the Territory will be owned by the Company.

1.5. Records. The Company will maintain records of its activities under the Development Plan in sufficient detail and in a good scientific manner appropriate for patent and regulatory purposes, including (a) the Design History Files, laboratory notebooks and invention disclosures in reasonable detail to enable the preparation and submission of patent applications covering all patentable subject matter, and (b) data and documentation (including instructions for use, user manuals and risk analysis) sufficient in form and substance to enable the Regulatory Filings contemplated by Section 7.2. The records maintained by the Company shall include all information required to be included therein by Zimmer’s quality systems.

1.6. Audit Rights. Zimmer will have the right, solely with respect to the Project and the Products, at Zimmer’s sole cost and expense, upon fifteen (15) days’ prior notice to the Company and during regular business hours, to inspect and audit the Company’s records, facilities and operations for the purpose of verifying that the Company is using Commercially Reasonable Efforts to develop the Products. Zimmer shall not be permitted to exercise the audit rights set forth in this Section 1.6 more than twice during any calendar year of the Term (as defined below).

1.7. Exclusivity. During the Term, the Company and Zimmer shall be exclusive development and commercial partners with respect to the development and Commercialization of the Products and related components to the Products, and the Company and Zimmer shall not (a) engage in or perform any development activities with respect to the Products and related components to the Products, with or for the benefit of any other Person, or (b) manufacture, market, sell or distribute the Products and related components to the Products, to any other person or entity except as provided under this Agreement; provided, however, that nothing in this Section 1.7 shall prevent the Company or Zimmer from (x) utilizing third-party contract engineering, manufacturing or other development resources in connection with the internal development of the Products or such related components or (y) acquiring and owning any entity engaged in the business of developing, manufacturing, marketing, selling or distributing electrodes or other products or technology that is similar to or competitive with the Products; provided, however, if Zimmer acquires or directly or indirectly owns a controlling interest in any entity engaged in the business of developing, manufacturing, marketing, selling or distributing electrodes for the diagnosis of epilepsy (a “Competitive Triggering Event”), the Company shall have the right to terminate this Agreement, in the Company’s sole discretion pursuant to the terms and conditions of Section 10.3(d) of this Agreement following such Competitive Triggering Event provided that the Company pays to Zimmer the Competitive Triggering Event Termination Fee.

1.8. Joint Development Committee.

(a) The Project Participants will coordinate their development activities through a joint development committee (the “JDC”) comprising two representatives of each Project Participant. The initial representatives of the Company will be [**] and [**] and the initial representatives of Zimmer will be [**] and [**]. The JDC will be co-chaired by one representative of each Project Participant selected by such Project Participant. The Project Participants will consult in good faith regarding any changes to the individuals serving on the JDC. Subject to reasonable advance notice, a Project Participant may invite other members of its organization to attend a particular meeting, but any such additional attendee shall not have any of the rights or responsibilities of a formally appointed representative.

(b) Authority. The JDC shall have the authority to approve modifications to the Development Plan, the Regulatory Filing strategy, the Specifications and the Other Product Specifications; otherwise, the JDC shall be a consultative, rather than decision-making, body. For the avoidance of doubt, the JDC shall have no authority to amend any of the terms or conditions of this Agreement or the MS Agreement. All approvals of the JDC shall require unanimous consent; provided that, if the JDC is unable to reach unanimous agreement on a matter within its authority, then the Company’s CEO and a designated representative to be identified by Zimmer from Zimmer will negotiate in good faith to decide the matter; provided, however the Parties acknowledge and agree in the event of any modifications to the Development Plan, the Regulatory Filing strategy, the Specifications or the Other Product Specifications, the Parties shall revise the deadlines set forth in Section 6.1(c) to reflect such modifications.

(c) Meetings. The JDC will meet in accordance with a schedule established by agreement of the Project Participants, but no less frequently than quarterly, from the Effective Date until the Date of the First Commercial Sale of the last Product to achieve commercial sales, and as needed thereafter. Meetings may be held remotely if so agreed. Each Project Participant will use Commercially Reasonable Efforts to cause its representatives to attend the JDC meetings and will be responsible for the expenses incurred by its own representatives in participating in the JDC. The co-chairs will be responsible for distributing an agenda for each meeting at least three days in advance of the meeting. Each Project Participant will have the right to request the co-chairs to include any matter or issue within the purview of the JDC, which requests will be accommodated by the co-chairs to the extent feasible. The co-chairs will alternate responsibility for generating and circulating minutes of each meeting (which will include a summary of any actions agreed at the meeting) to each appointed representative for review and comment. Any corrections or comments must be submitted to the co-chairs within ten Business Days after the draft minutes have been circulated.

(d) Duration. The JDC will operate until the Date of the First Commercial Sale of the last Product to achieve a First Commercial Sale, and as needed thereafter.

ARTICLE II
INTELLECTUAL PROPERTY

2.1. Development License Grant. In consideration of the potential benefits to the Company by reason of the Project, during the Term, the Company hereby grants to Zimmer a non-exclusive, royalty-free license under the IP that is owned by the Company, under the control of the Company or to which the Company otherwise has access and that is necessary for or otherwise useful to the Project (the “Company Background IP”), without the right to grant sublicenses (except to its Affiliates), for the sole purpose of conducting the Project. Such license and any such sublicenses shall survive completion of the Project and shall continue for the remaining Term of this Agreement and for so long as Zimmer continues to sell or distribute any Products under this Agreement. The Company shall own and retain all right, title and interest in and to the Company Background IP.

2.2. Program IP.

(a) Ownership. The rights of ownership of Program IP shall be determined in accordance with United States patent and other intellectual property laws (regardless of where the Program IP was invented, conceived, discovered, created, made, developed, reduced to practice or otherwise perfected or exists). Notwithstanding the foregoing, as between Zimmer and the Company, all right, title and interest in and to Program IP shall be determined as follows:

(i) Zimmer shall own all right, title and interest in all Program IP that is invented, conceived, discovered, created, made, developed, reduced to practice or otherwise perfected solely by one or more employees, agents or consultants of Zimmer, its Affiliates or subcontractors (“Zimmer Program IP”);

(ii) the Company shall own all right, title and interest in all Program IP that is invented, conceived, discovered, created, made, developed, reduced to practice or otherwise perfected solely by one or more employees, agents or consultants of the Company, its Affiliates or subcontractors (“Company Program IP”).

(iii) Zimmer and the Company shall jointly own all right, title and interest in all Program IP that is invented, conceived, discovered, created, made, developed, reduced to practice or otherwise perfected by one or more employees, agents or consultants of Zimmer, its Affiliates or subcontractors together with one or more employees, agents or consultants of the Company, its Affiliates or subcontractors (“Joint Program IP”).

(b) Assignment and Assistance. Each of Zimmer and the Company hereby, on behalf of themselves and each of their respective Affiliates, employees and contractors, assigns to one another ownership of rights, title and interest in and to such Program IP to effect the ownership allocation set forth in Section 2.2(a). In furtherance of the foregoing, each such Party shall, upon request by the other, promptly undertake and perform (and/or cause its Affiliates and its and their respective contractors, employees and/or agents to promptly undertake and perform) such further actions as are reasonably necessary for Zimmer and the Company (as between them) to each perfect its title in any such Program IP, including by causing the execution of any assignments or other legal documentation, and/or providing the other Party or its patent counsel with reasonable access to any contractors, employees or agents who may be inventors of such Program IP.

(c) Rights of Use in Joint Program IP. For clarity, Zimmer and the Company shall co-own any and all Joint Program IP with the ability to use and sublicense such Joint Program IP for any and all purposes, in perpetuity, without the need to account to the other (subject, in all cases, to any other applicable terms of this Agreement).

2.3. Program Patent Rights.

(a) Prosecution. The Company will use Commercially Reasonable Efforts to Prosecute Program Patent Rights claiming Company Program IP of commercial interest or importance in the Designated Jurisdictions and shall be responsible for all costs and expenses associated therewith. The Company will use Commercially Reasonable Efforts to Prosecute Program Patent Rights claiming Joint Program IP of commercial interest or importance in the Designated Jurisdictions, in consultation with Zimmer, and the Company and Zimmer shall equally split the external costs associated therewith. At the request and expense of the Company, Zimmer shall provide reasonable assistance in connection with the Prosecution of Program Patent Rights claiming Joint Program IP. The Parties shall actively consult with each other in connection with the Prosecution of such Program Patent Rights and shall have the right to participate in all strategic decisions and to review and comment on all filings. The Company shall keep Zimmer informed of all material developments relating to such Prosecution. Notwithstanding the foregoing, in the event the Company is unwilling or unable to Prosecute Program Patent Rights as set forth in this Section 2.3(a), the Company shall give Zimmer full control of all such Prosecution efforts and shall assign any such Program Patent Rights to Zimmer, after which (i) Zimmer shall bear all costs and expenses associated with the Prosecution of such Program Patent Rights; (ii) the Company shall cooperate with Zimmer to complete, execute, and provide to Zimmer any and all documents necessary to facilitate such control by Zimmer, including documents sufficient to appoint and convey powers of attorney to Prosecution counsel of Zimmer’s choosing in each of the foregoing jurisdictions and, if necessary, to withdraw any Prosecution counsel previously appointed by the Company; (iii) Zimmer shall have no obligation to consult with the Company or otherwise keep the Company informed in connection with the Prosecution of such Program Patent Rights; and (iv) absent a request from Zimmer, the Company shall have no right to participate in any strategic decision or to review or comment on any filings with respect to such Prosecution.

(b) Zimmer Program IP. For the avoidance of doubt, Zimmer shall have the sole and exclusive right, in its discretion, to Prosecute Program Patent Rights contained within the Zimmer Program IP and the Company shall have no rights in connection therewith.

2.4. Zimmer Distribution Licenses.

(a) The Company hereby grants to Zimmer and its Affiliates the exclusive right and license under the Company IP to use, promote, market, sell, offer for sale, distribute, import/export and otherwise Commercialize and to have others do any of the foregoing on their behalf the Strip/Grid Products and the Electrode Cable Assembly Products in the Territory for all uses and applications in the Field (the “Strip/Grid Distribution License”). The Strip/Grid Distribution License shall remain exclusive for the Strip/Grid Exclusive License Period as provided in Section 10.2(a) unless this Agreement is terminated earlier by a Party in accordance with the terms set forth in this Agreement. In addition to the Strip/Grid Distribution License, the Company hereby grants to Zimmer and its Affiliates the exclusive right and license under the Company IP to use, promote, market, sell, offer for sale, distribute, import/export and otherwise Commercialize and to have others do any of the foregoing on their behalf the SEEG Products in the Territory for all uses and applications in the Field (the “SEEG Distribution License” and, together with the Strip/Grid Distribution License, individually, a “Zimmer Distribution License” and collectively, the “Zimmer Distribution Licenses”). The SEEG Distribution License shall remain exclusive for the SEEG Exclusive License Period as provided in Section 10.2(a); provided that the SEEG Distribution License shall become non-exclusive immediately following the sixtieth (60th) day after the Product Availability Date for SEEG Products (the “SEEG Exclusivity Confirmation Date”), unless Zimmer pays to the Company the SEEG Exclusivity Maintenance Fee on or prior to the SEEG Exclusivity Confirmation Date; and provided, further, that, if (i) Zimmer timely delivers a Design Modification Notice, and (ii) the Product Availability Date for SEEG Products occurs on or prior to [**], the portion of the SEEG Exclusivity Maintenance Fee consisting of the Interim Fee Bonus provided for in Section 6.1(c)(iv) shall not be required to be paid prior to the SEEG Exclusivity Confirmation Date, and such portion shall be payable, if earned, no later than [**]. During the Term, the Company shall grant Zimmer and its Affiliates access to the Intellectual Property included in the Company IP to the extent necessary to facilitate their ability to exploit the Zimmer Distribution Licenses.

(b) During the Term, each Zimmer Distribution License shall be exclusive, even as to the Company itself. So long as a Zimmer Distribution License is exclusive, the Company will not, directly or indirectly, promote, market, sell, distribute or otherwise Commercialize the Products in the Territory for any use in the Field, either on its own behalf or through any Affiliate or Third Party without Zimmer’s prior written consent.

(c) Zimmer shall have the right to grant sublicenses under the Zimmer Distribution Licenses, including the right to authorize its Affiliates and Distributors to participate (each a “Subdistributor”), subject to the terms of this Agreement, in the use, promotion, marketing, sale, distribution and Commercialization of the Products in accordance with this Agreement and all Applicable Laws anywhere in the Territory for any use in the Field. In the event that any Subdistributor takes any action that would constitute a breach of the terms of this Agreement or violates any laws relating to the sale, marketing, promotion or distribution of the Product in any country within the Territory, then Zimmer shall use its Commercially Reasonable Efforts to cause such Subdistributor to remedy such breach or violation.

(d) The Company shall not grant distribution rights with respect to SEEG Products to any Third Party during the SEEG Exclusive License Period, or make any commitment or enter into any contract, license or agreement that would conflict with, frustrate, impede or adversely impact, diminish the benefit of, or render ineffective Zimmer’s rights under this Section 2.4(d).

2.5. Third Party Intellectual Property. Except as specifically provided for in this Agreement, in a written agreement between the Company and a Third Party existing on the date hereof, or as may be specifically agreed between the Company and Zimmer during the Term of the Project, the Company shall not use any third party intellectual property rights in undertaking its development efforts.

2.6. Enforcement of Rights. If either Party learns of any infringement or violation by a Third Party of any Program IP, it shall notify the other Party as soon as practicable. Thereafter, the Parties shall consult on a course of action with respect to such infringement or violation. Unless otherwise agreed to by the Parties in the course of their consultations, the Company shall have the first right to bring and control any claim, action or proceeding against such Third Party for such infringement or violation of the Program IP (an “Enforcement Action”) by counsel of its own choice. If the Company fails to initiate any such Enforcement Action within the earlier of 90 days following notice of the basis therefor or 30 days before the expiration of any applicable time limit for bringing such Enforcement Action, then Zimmer shall have the right to bring and control any such Enforcement action by counsel of its own choice. If Zimmer lacks standing to bring such Enforcement Action, then the Company shall be obligated to bring such Enforcement Action if so requested by Zimmer. In all events, the non-controlling Party shall have the right to be represented in any such Enforcement Action by counsel of its own choice. If the Party bringing any such Enforcement Action is unable to initiate or Prosecute it solely in its own name, the other Party shall join in voluntarily and shall execute all documents necessary to enable the initiating Party to Prosecute and maintain such Enforcement Action. In connection therewith, the Parties shall cooperate fully and provide each other with any information or assistance reasonably requested. Each Party shall keep the other informed of developments, including the status of settlement negotiations. Neither Party shall settle such Enforcement Action without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall bear its own costs and expenses in connection with the Enforcement Action, but shall be entitled to full reimbursement thereof out of any recovery or monetary award realized in connection therewith. After such reimbursement, the balance of any recovery or monetary award shall be allocated between the Parties in proportion to the relative economic losses suffered by each, as determined by the Parties in good faith.

2.7. Defense of Infringement Claims. If any Third Party asserts a Claim against a Party (or any of its Affiliates or Distributors) alleging that any Product, the use or practice of the Program IP or any activity pursuant to this Agreement infringes, misappropriates or violates the Intellectual Property Rights of any Third Party (any such Claim being referred to as an “Infringement Claim”), the Party first having notice of the Infringement Claim shall promptly notify the other Party thereof in writing specifying the facts, to the extent known, in reasonable detail. The Company shall indemnify Zimmer with respect to Infringement Claims pursuant to Section 8.4.

2.8. Use of Zimmer Trademarks. If directed by Zimmer in writing, the Company shall place onto the Products shipped to Zimmer (or the packaging for such Products) the designated Zimmer Trademarks and part numbers. In the event that any Products so labeled are not delivered to Zimmer, whether due to scrap, rejection, cancellation of orders or otherwise, the Company shall promptly remove and destroy or, at the request of Zimmer, return to Zimmer, any and all labels, name plates, or other Trademarks placed on the Products. The Company shall not use the “Zimmer Biomet”, “Zimmer” or “Biomet” names or any Zimmer Trademarks except as provided in this Agreement and in accordance with Zimmer’s policies regarding the use of such names or Trademarks, and any use of the names “Zimmer Biomet “, “Zimmer” or “Biomet” by the Company in labeling, advertisements and other similar usages shall be subject to the prior written approval of Zimmer. Upon termination of this Agreement or upon the request of Zimmer, the Company will discontinue the use of all Zimmer Trademarks, including the names “Zimmer Biomet”, “Zimmer” and “Biomet”, and, thereafter, will not use any of the Zimmer names or Trademarks in any manner except as may be expressly permitted by other agreements between the Company and Zimmer.

2.9. Promotion Limitation. The Company covenants that it shall not use the “Zimmer Biomet”, “Zimmer” or “Biomet” names or any Zimmer Trademarks, in any advertising or promotion by the Company (whether by including reference to Zimmer in any list of customers, advertising that its services and products are used by Zimmer, denying or confirming the foregoing or for any other purposes) without advance written permission from Zimmer. Notwithstanding the above, the Company can use the “Zimmer Biomet”, “Zimmer” or “Biomet” names or any Zimmer Trademarks, for: (a) press announcements or other communications consistent with Zimmer’s own public announcements or regulatory filings or this Agreement; (b) press announcements or other communications consistent with medical publications and/or abstracts related to the Product; and (c) as required by law or regulation.

2.10. Trademark License. Zimmer and its Affiliates and Distributors will have the right to use the Company’s Trademarks associated with the Products as required by applicable Regulatory Laws or as otherwise necessary in connection with Zimmer’s marketing and distribution of the Products. Zimmer and its Affiliates and Distributors shall comply with the reasonable quality control instructions of the Company as to the form and manner in which such Trademarks are used. Other than as expressly provided in this Agreement, no Party shall acquire or have any right to use the name or Trademarks of the other Party without its prior written consent.

2.11. Rights upon Company Insolvency. Each of the Zimmer Distribution License and the licenses granted under Section 2.1 herein shall be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (and any similar laws of other countries), a license of rights to “intellectual property” as defined therein. Zimmer and its Affiliates, as licensees of such rights, shall have the rights and elections with respect thereto as specified in the United States Bankruptcy Code (and any similar laws of other countries). If a bankruptcy or similar proceeding is commenced by or against the Company and the Company (or a trustee or other Person acting on its behalf) thereafter rejects this Agreement or fails to perform all of its obligations hereunder, then Zimmer and its Affiliates shall be entitled to retain their rights under this Agreement (and under any agreement supplementary hereto) as such rights existed prior to commencement of such proceeding.

2.12. No Reverse Engineering. The Parties agree not to reverse engineer any Products, except to the extent permitted by this Agreement or to the extent enforcement of the foregoing is prohibited by Applicable Law.

2.13. Development of Related Instruments. Zimmer shall have the sole right (at Zimmer’s sole cost and expense) to design, Develop and Commercialize Related Instruments itself or through third-party developers or vendors, which may include the Company. No Intellectual Property created, discovered or developed directly related to the design, Development or Commercialization of the Related Instruments shall be Program IP for purposes of this Agreement and all Intellectual Property Rights with respect thereto shall belong to Zimmer. To the extent requested by Zimmer, the Company shall include one or more of the Related Instruments in its Regulatory Filings and Regulatory Approvals, and Zimmer shall provide to the Company all information reasonably requested by the Company for the purpose of making such Regulatory Filings or obtaining such Regulatory Approvals and with respect to such Related Instruments that are included by the Company in any such Regulatory Filings and Regulatory Approvals, Zimmer hereby grants to the Company a non-exclusive license to the Intellectual Property Rights related to the Related Instruments during the Term and for a period of nine (9) months following the expiration or termination of this Agreement.

ARTICLE III
DATA PRIVACY AND SECURITY

3.1. Company Data Privacy and Security Program. The Company shall establish and maintain a data privacy and security program that complies with all Applicable Laws regarding data privacy and security and is consistent with industry standards for privacy, confidentiality and data security in industries involving the collection, storage and processing of Protected Data. Zimmer, together with its outside counsel and an independent, third-party auditor, shall have the right to review and assess the Company’s data privacy and security program to assess its compliance with Applicable Laws. Zimmer shall not be permitted to exercise the audit rights set forth in this Section 3.1 more than twice during any calendar year of the Term.

ARTICLE IV
DISTRIBUTION

4.1. Marketing and Sales Activities. From and after the Product Availability Date for each Product, Zimmer will make such Product available to its sales force and will use its Commercially Reasonable Efforts to promote, market and sell such Product. Notwithstanding the foregoing, Zimmer will have sole discretion to establish the pricing and other terms and conditions of sale of the Products to its customers.

4.2. Branding. The Parties acknowledge that Zimmer may establish separate brand(s) and Trademark(s) for use and association exclusively with the Products to be marketed and sold by Zimmer pursuant to this Agreement. Zimmer shall own the associated Trademark(s). The Company shall be responsible for the development, quality and regulatory efforts required in conjunction with labeling changes for the Products required under Applicable Law as a result of branding decisions. The Company shall cooperate as requested by Zimmer to obtain approval of such brand names as may be required by Regulatory Laws and shall package the Products consistent with the branding specifications for such brand(s). Until any new Zimmer brand(s) are established and at any time thereafter, the Parties acknowledge that Zimmer and its Affiliates and Distributors may distribute and sell Products using the brand(s) associated with such Products.

4.3. Training, Marketing and Education Support.

(a) Company Training for Zimmer. Throughout the Term, the Company will provide, for no additional consideration, (i) periodic product sales training sessions for sales personnel of Zimmer, its Affiliates and Distributors, at times and locations as shall be mutually agreed, (ii) a system for real-time advice regarding the Products for Zimmer’s sales personnel, (iii) reasonable customer and field support (including a system to respond effectively to Product Complaints and warranty claims), and (iv) reasonable assistance in developing training and sales/marketing literature as needed to facilitate the marketing, sale and distribution of the Products.

(b) Training Compliance. All Company training sessions for Zimmer personnel and all Product informational materials created or used by the Company with respect thereto shall comply with all Zimmer corporate policies, practices and procedures related to advertising, promotional and informational materials. In addition, all surgeon education and training events and programs conducted by either party online or in person shall comply with all Zimmer compliance policies, practices and procedures related to arrangements with healthcare professionals.

4.4. Right to Product Improvements. Zimmer shall have the right to any and all Product Improvements developed or produced by the Company during the Term. The Company shall promptly notify Zimmer of the completion of each Product Improvement and shall collaborate with Zimmer to integrate such Product Improvement into the Products.

4.5. [**]

ARTICLE V
MANUFACTURING AND SUPPLY

5.1. Manufacturing and Supply Agreement. On or prior to the date of the LMR Order for the Strip/Grid Products, the Parties shall enter into a Manufacturing and Supply Agreement in substantially the form attached hereto as Exhibit D (the “MS Agreement”). The Parties agree to amend the MS Agreement on or prior to the date of the LMR Order for each Product to include such additional Product as a product to be manufactured and supplied by the Company under the MS Agreement. Following the execution or amendment thereof, the Parties shall comply at all times with the requirements set forth in the MS Agreement (as so amended, if applicable). In the event of conflict between the provisions of this Agreement and the MS Agreement (as so amended, if applicable), this Agreement shall control.

5.2. Manufacturing Permits and Approvals. At all times during the Term of this Agreement, the Company shall obtain and maintain in full force and effect (at the Company’s expense) all permits, certifications, approvals and licenses required by Applicable Laws (including, as applicable, ISO certification, FDA registration, and all other U.S. or international permits and approvals required), and shall make all filings with Governmental Authorities, that are necessary and/or legally required to conduct any business involving the development, manufacture, sale, distribution or promotion of the Products and otherwise for the performance of the Company’s duties and obligations under this Agreement. The Company shall notify Zimmer as soon as practicable after receiving notice of any claim or action by the FDA or other Governmental Authority with respect to its permits, certifications or licenses that could adversely affect the Company’s performance of its obligations under this Agreement.

5.3. Quality Agreement. On the date of execution of the MS Agreement, the Company and Zimmer shall enter into a supplier quality agreement similar to the form Quality Agreement attached hereto as Exhibit E (the “Quality Agreement”). Following the execution thereof, the Parties shall comply at all times with the quality requirements set forth in the Quality Agreement. In the event of conflict between the provisions of this Agreement and the Quality Agreement, this Agreement shall control.

ARTICLE VI
FEES AND TRANSFER PRICING

6.1. Exclusivity Fees.

(a) In consideration for the exclusive distribution rights granted to Zimmer hereunder, Zimmer shall make an initial payment to the Company in the amount of $2,000,000 (the “Initial Exclusivity Fee”) in immediately available funds on the tenth (10th) Business Day after the Effective Date. The Company agrees to use the proceeds from the Initial Exclusivity Fee first, to pay expenses associated with the Project and thereafter for general working capital purposes.

(b) In addition to the Initial Exclusivity Fee, in order to maintain the exclusivity of the SEEG Distribution License, Zimmer must pay the SEEG Exclusivity Maintenance Fee to the Company, on or prior to the SEEG Exclusivity Confirmation Date, in immediately available funds.

(c) Except where Zimmer timely delivers a Design Modification Notice pursuant to Section 1.2, if one or more of the events set forth in the table below occurs on or before the deadline indicated for such event and the Product Availability Date for the SEEG Products occurs on or before [**], then the Company shall receive the additional amount indicated for such event as part of the SEEG Exclusivity Maintenance Fee.

Event	Deadline	Interim Fee Bonus
[**]	[**]	[**]
[**]	[**]	[**]

Notwithstanding the foregoing, if Zimmer timely delivers a Design Modification Notice to the Company pursuant to Section 1.2, and one or more of the events set forth in the table below occurs on or before the deadline indicated for such event and the Product Availability Date for the SEEG Products occurs on or before [**], then the Company shall receive the additional amount indicated for such event as part of the SEEG Exclusivity Maintenance Fee:

Event	Deadline	Interim Fee Bonus
[**]	[**]	[**]
[**]	[**]	[**]

Each additional amount described in clauses (i) through (iv) of this Section 6.1(c) is referred to in this Agreement as an “Interim Fee Bonus”. For purposes of this Agreement, each of the foregoing events shall have occurred only if the Company has demonstrated the achievement of the event to Zimmer’s reasonable satisfaction. Notwithstanding the foregoing, the events in Sections 6.1(c)(ii), (iii) and (iv) shall not be deemed to be met if FDA Approval for the SEEG Products is not received prior to the applicable deadline.

(d) Notwithstanding any other provision of this Agreement, if the Product Availability Date for the SEEG Products has not occurred on or before [**], Zimmer shall have the right to terminate the SEEG Distribution License by delivering written notice to the Company to that effect and, upon delivery of such notice, Zimmer shall be relieved of all of its obligations hereunder with respect to SEEG Products, including any obligation to pay the SEEG Exclusivity Maintenance Fee or to purchase, market, distribute or sell any SEEG Products.

(e) The Initial Exclusivity Fee and the SEEG Exclusivity Maintenance Fee (including any Interim Fee Bonus(es)), once paid, are non-refundable.

6.2. Transfer Pricing; Initial Orders.

(a) Transfer Prices. Except as otherwise provided in this Section 6.2, (i) the transfer price for each Product (other than the Electrode Cable Assembly Products) purchased by Zimmer, or its Affiliates or Subdistributors, under the MS Agreement or otherwise during the Term and the term of the MS Agreement will be equal to [**] and (ii) the transfer prices for the Electrode Cable Assembly Products shall be as set forth on Exhibit F attached hereto. No later than sixty (60) days following the expiration of the twelve (12) month period following the placement of the Initial Stocking Order, the parties agree to negotiate a potential change to the calculation of the transfer price for the Products; provided that the transfer price for the Products (other than the Electrode Cable Assembly Products) shall not exceed [**]; and provided, further, that if the Parties cannot agree on a change to the calculation of the transfer price prior to the end of such 60-day period, then the transfer price shall be [**]. The transfer prices applicable for purchases by Zimmer under the MS Agreement or otherwise will not exceed any other distributor pricing charged by the Company for similar products. The Parties acknowledge and agree that for the purposes of calculating [**].

(b) Initial Orders. Not later than thirty (30) days following the execution of the MS Agreement (in the case of Strip/Grid Products) and no later than thirty (30) days following the Acceptance of all Deliverables for SEEG Products under the Development Plan, Zimmer, or its Affiliates or Distributors, will place an initial order or orders under the MS Agreement to purchase a sufficient number of Strip/Grid Products or SEEG Products, as applicable, to conduct a Limited Market Release of such Products (an “LMR Order”). Thereafter, Zimmer will have the right with respect to each Product to place an initial stocking order (an “Initial Stocking Order”) for such Product in a quantity determined by Zimmer in its sole discretion to be sufficient to support the commercial launch of such Product. The transfer price for the Initial Stocking Order shall be equal to [**] of the transfer price as set forth in Section 6.2 above, provided, however, the transfer prices for the Electrode Cable Assembly Products included in the Initial Stocking Order shall be as set forth on Exhibit F attached hereto.

(c) [**] Reconciliation. No later than forty-five (45) days after the end of (i) the calendar quarter in which the First Commercial Sale of a Product by Zimmer, or its Affiliates or Distributors occurs and (ii) each calendar quarter thereafter through the calendar quarter in which the first anniversary of the First Commercial Sale of such Product occurs, Zimmer will prepare and deliver to the Company a written report (the “[**] Reconciliation”), showing the [**] during such quarterly period and a reconciliation of the transfer price for each order, showing the difference between the transfer price paid for each order and a transfer price equal to [**]. The Company shall have 30 days after receipt of the [**] Reconciliation to agree or disagree with the information in the [**] Reconciliation. In the event of a disagreement, the Parties will negotiate in good faith to resolve the disagreement. If, based on the [**] Reconciliation as finally agreed, the transfer price paid for the orders placed during such quarterly period is greater than the transfer price calculated using the [**] Reconciliation, then the Company shall pay to Zimmer the amount of such difference; if, based on the [**] Reconciliation as finally agreed, the transfer price paid for the orders placed during such quarterly period is less than the transfer price calculated using the [**] Reconciliation, then Zimmer shall pay to the Company the amount of such difference. Payments under this Section 6.2(c) shall be made within ten (10) Business Days after the amount is finally determined.

6.3. Taxes. Zimmer shall pay all sales, use and transfer taxes and other charges arising out of the purchase and sale of the Products, including any VAT and personal property taxes and all inspection fees and duties, applicable to the sale and transport of the Products by Zimmer or any Subdistributors in the Territory which are applicable thereto. The Company shall not be responsible for any business, occupation, withholding or similar tax, or any taxes of any kind, relating to the purchase and sale of the Products.

6.4. Customer Support. Zimmer shall be solely responsible for providing, and shall provide the customers in the Territory with, all training with respect to the Products that is necessary to support the normal use of the Products by customers. Zimmer shall, at its cost, cause all of its sales force personnel to become sufficiently knowledgeable and competent with respect to the Products, to allow Zimmer to meet its customer support obligations under this Section 6.4. The Company will provide required training on the Products at the Company’s expense pursuant to Section 4.3 above, although Zimmer is responsible for travel and lodging and other expenses related to attending such required training.

ARTICLE VII
COMPLIANCE AND QUALITY CONTROL

7.1. Compliance with Laws.

(a) Each Party shall comply in all material respects with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided for herein, will bear the entire cost and expense of such compliance.

(b) To the extent the Company retains Health Care Professionals to assist with Development of the Products, those Health Care Professionals will be engaged (i) through a written consulting agreement that requires the Health Care Professional to abide by the laws and regulations enumerated herein under the definition of Applicable Laws, (ii) following completion of needs assessment and due diligence processes, and (iii) compensated hourly at a fair market value rate. All related compensation must be accurately recorded and reported under the Physician Payments Sunshine Act and other Applicable Laws.

(c) The Company will ensure that its employees receive anti-bribery and anti-corruption compliance training.

7.2. Regulatory Approvals.

(a) Company Responsibilities. The Company will make all Regulatory Filings and obtain and maintain all required Regulatory Approvals (including all required FDA Approvals) for the Products in the Designated Jurisdictions. The Company will have primary responsibility for all communications, submissions and interactions with Regulatory Authorities for the purpose of obtaining and maintaining Regulatory Approvals; provided, however, that Zimmer will have the right to (i) review and provide input into each Regulatory Filing, including the preparation of each Regulatory Filing and the proposed indications and instructions for use (or equivalent labeling) included in each Regulatory Filing, (ii) require the Company to include one or more Related Instruments in each Regulatory Filing, and (iii) participate generally in the regulatory process at its own expense. To facilitate such participation, the Company will (x) notify Zimmer of all planned Regulatory Filings and regulatory actions, communications and meetings sufficiently in advance to allow Zimmer a reasonable opportunity to review, comment and/or participate, as applicable; and (y) provide Zimmer copies of all relevant communications, correspondence and documents received from Regulatory Authorities promptly after receipt, including, where applicable, copies of the following items and equivalent information for non-U.S. jurisdictions: FDA clearance letters, 510(k) submissions, Declarations of Conformity, ISO 13485 certification, redacted Essential Requirements verification checklists, and any licenses or evidence of registration of Products in its possession and control as applicable for sale in the Territory. The Company will be responsible for all costs and expenses relating to obtaining and maintaining Regulatory Approvals for the Products (including, if requested by Zimmer, any Related Instruments included in the applicable Regulatory Filing) in the Designated Jurisdictions. The Company hereby grants to Zimmer the fully paid-up right and license to use any and all Regulatory Approvals related to the Products in the Territory owned by or licensed to the Company and existing as of the date of this Agreement or obtained during the Term.

(b) Material Communications. The Company will keep Zimmer informed on a regular and timely basis of all material communications and filings with, to or from all Regulatory Authorities relating to the Products or the Regulatory Approvals.

(c) Other. Zimmer will have primary responsibility for all communications, submissions and interactions with the FDA and other applicable Regulatory Authorities for the purpose of obtaining and maintaining regulatory approvals for any devices or products associated with the Products, including, as applicable, any mobile applications designed by Zimmer using information from the Products, any Related Instruments that are not included in the Company’s Regulatory Filings, or, to the extent relevant, other medical devices incorporating the Products. The Company shall provide all information and support necessary to enable Zimmer to obtain and maintain such approvals.

7.3. Regulatory Proceedings. The Company shall be responsible to Regulatory Authorities throughout the Territory as the manufacturer of the Products. If either Party receives notice of an actual or threatened inspection, investigation, inquiry, import or export ban, product seizure, enforcement proceeding or similar action by a Regulatory Authority with respect to a Product or a Party’s activities in connection with a Product, it will notify the other Party within two Business Days after its receipt of notice of the action and will promptly deliver to the other Party, within a further one Business Day, copies of all relevant documents received from the Regulatory Authority. The Parties shall cooperate in response to the action, including providing information and documentation as requested by the Regulatory Authority. If the action primarily concerns Zimmer’s activities, then Zimmer will have primary responsibility to respond to the Regulatory Authority; otherwise, the Company will have primary responsibility to respond. In either case, upon request of the responding Party, the other Party shall cooperate in good faith and provide consulting advice and assistance with the response.

7.4. Product Labels. All Products will be labeled to reflect the Company as the manufacturer and Zimmer as the distributor. The Company will work with Zimmer to ensure Product Part numbers avoid conflicts for Zimmer. Zimmer shall have the right to review and approve all labeling for the Products (including package inserts/IFUs, product brochures, surgical techniques and web-site materials), and the Company agrees to make modifications to such labeling for the Products as reasonably requested by Zimmer. If applicable, the Company will have sole responsibility for obtaining all necessary Product labels and for negotiating the language of the Product labels and package insert/IFU with the applicable Regulatory Authorities in the Territory; however, the Company will not propose or agree to specific content without Zimmer’s prior approval.

7.5. Debarment. The Company certifies that it has not and will not use in any capacity in connection with the performance of its obligations under this Agreement, the services of any individual or entity debarred, excluded, suspended or disqualified by the Office of Inspector General of the Department of Health and Human Services or otherwise deemed ineligible to participate in any federal or state healthcare program.

7.6. Federal EEO and Affirmative Action Obligations. In as much as Zimmer is a federal contractor, federal law requires that Zimmer notify the Company of its equal employment opportunity and affirmative action obligations. This Section 7.6 applies only to the performance of this Agreement in the United States of America. When applicable, the Company shall comply with the EO Clause in Section 202 of Executive Order 11246, as amended, which is incorporated herein by specific reference. When applicable, the Company shall abide by the requirements of 41 C.F.R. § 60-300.5(a). This regulation prohibits discrimination against qualified protected veterans, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified protected veterans. When applicable, the Company shall abide by the requirements of 41 C.F.R. § 60-741.5(a). This regulation prohibits discrimination against qualified individuals on the basis of disability, and requires affirmative action by covered prime contractors and subcontractors to employ and advance in employment qualified individuals with disabilities.

7.7. Reporting. Each Party shall maintain a system of collecting and recording Product Complaints and reportable events under Applicable Laws relating to the Products in accordance with its standard procedures and policies in effect from time to time and shall provide to the other Party reports of such complaints and events within two Business Days after receipt. Each Party shall immediately notify the other of any material information such Party learns concerning the accuracy, performance, safety or efficacy of the Products, regardless of whether formal reporting to any Regulatory Authority is required. The Company shall be responsible for investigating all Product Complaints and reportable events and reporting to Zimmer, Regulatory Authorities and customers, as appropriate; provided, however, that Zimmer will provide reasonable assistance and cooperation in all communications with customers. The Company will be responsible for all post-market surveillance required by a Regulatory Authority or Applicable Laws and for submitting to applicable Regulatory Authorities all required reports and other materials, including annual reports, distribution reports, product performance reports, medical device reports, safety reports and similar reports.

7.8. Field Actions. If either Party in good faith determines that a Field Action involving a Product or its labeling is warranted (whether or not required by a Regulatory Authority), such Party will immediately notify the other Party in writing and will advise the other Party of the reasons underlying its determination that a Field Action is warranted. The Parties will consult with each other as to any action to be taken in regard to such Field Action. If, after consultation, either Party in good faith believes that a Field Action should be undertaken with respect to a Product or its labeling, the Parties will cooperate in carrying out the same. The Company will be responsible for all of Zimmer’s reasonable out of pocket costs and expenses, including the cost of the Products and the replacement cost of the Products, in the event of Field Action with respect to any Product unless such Field Action was due to an intentional act or omission of Zimmer. The Company will be responsible for any required reporting to Regulatory Authorities with respect to any Field Action involving a Product or its labeling.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

8.1. Mutual Representations and Warranties. Each Party hereby represents and warrants to the other that:

(a) it is a corporation duly organized, validly existing and, if relevant in its jurisdiction of organization, in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(b) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate or equivalent action on its part;

(c) this Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms;

(d) the execution, delivery and performance by it of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not: (i) violate any Applicable Laws; (ii) conflict with, or result in the breach of any provision of its organizational documents; (iii) result in the creation of any lien or encumbrance of any nature upon any property being transferred by it pursuant to this Agreement; or (iv) violate, conflict with, result in the breach or termination of, or constitute a default under (or event which, with notice, lapse of time or both, would constitute a default under) any permit, contract or agreement to which it is a party or by which any of its properties or businesses are bound;

(e) no authorization, consent or approval of, or notice to or filing with, any Person is required for the execution, delivery and performance by it of this Agreement (excluding approvals of Regulatory Authorities as contemplated herein); and

(f) neither it nor any of its Affiliates is debarred under the FFDCA or on the U.S. Department of Health and Human Service’s List of Excluded Individuals/Entities or the U.S. General Services Administration’s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

8.2. Company Representations and Warranties. The Company hereby represents and warrants to, and covenants with, Zimmer as follows:

(a) neither it nor any of its Affiliates has employed (or used any contractor or consultant that employs) any Person who is debarred under the FFDCA or under investigation by the FDA or other governmental authority for debarment thereunder; and

(b) no health care professional holds any equity interest in the Company or any of its Affiliates, other than in compliance with Applicable Laws;

(c) the Company’s operation of its business has complied (and will continue to comply), and the Company is currently in compliance, in each case in all material respects, with all Applicable Laws, and no event or state of facts has occurred or exists that (with or without notice or lapse of time or both) would constitute or result in a material violation by the Company of, or a material failure on the part of the Company to comply with, any Applicable Law;

(d) neither the Company nor any Person acting on its behalf has or will, directly or indirectly, (i) used or agree to use any funds for unlawful contributions, gifts, entertainment or expenses relating to political or government activity; (ii) made or agree to make, or attempt to make or agree to make, any unlawful payment to any Government Official or violated any provision of any Anti-Corruption Law; (iii) take(en) any action that would constitute a violation of any Anti-Corruption Law; (iv) made or agreed to make, or attempted to make or agree to make, any other unlawful payment; or (v) have knowledge of a third party violating any provision of any Anti-Corruption Law on behalf of the Company;

(e) neither the Company nor any Person acting on its behalf has taken or will take any action in furtherance of making an offer, payment, gift, promise to pay, or authorization of the giving of anything of value, to any Government Official (or to any Person while knowing or having reason to know that all or some portion of the consideration remitted to that Person will be offered, given, or promised to a Government Official) for the purpose of (i) influencing any act, decision, or failure to act by a Government Official in his or her official capacity; (ii) inducing such Government Official to use his or her influence to affect any act or decision of a Governmental Entity; (iii) obtaining, retaining or directing any business; or (iv) pursuing the issuance of any consent or any other commercial or regulatory benefits in connection with the establishment or operation of the Company;

(f) the Company has obtained FDA Approval for the Strip/Grid Products and such approval is in full force and effect on the date hereof; and

(g) there are no circumstances that may affect the accuracy of the foregoing representations and warranties, including FDA or similar investigations of, or debarment proceedings against, Company or any Person performing services or rendering assistance relating thereto and Company will promptly notify Zimmer if it becomes aware of any such circumstances during the Term. Further Zimmer will have the right, solely with respect to the Project and the Products, at Zimmer’s sole cost and expense, upon reasonable prior notice to the Company and during regular business hours, to inspect and audit the Company’s records, facilities and operations for the purpose of verifying its compliance with the Applicable Law and provisions in this Paragraph.

8.3. Intellectual Property Matters. The Company hereby represents and warrants to, and covenants with, Zimmer as follows:

(a) Ownership. Each of the following statements are true and correct as of the Effective Date and shall remain true and correct for the duration of the Term: (i) the Company has sole and exclusive ownership of, or the unqualified right to use the Company IP; (ii) the Company has not granted to any Person other than Zimmer a license, covenant not to sue or similar right with respect to any component of the Company IP in the Field in the Territory that would be inconsistent with or conflict with the grant of the exclusive distribution rights and license under this Agreement; (iii) the Company IP is free of any lien, encumbrance, security interest, mortgage or claim of any nature; (iv) except for payments due under the WARF License, which shall be the sole responsibility of the Company, the Company has no obligation to make any royalty, license or other payment in respect of the use or practice of the Company IP, or in respect of the development, design, use, operation, manufacture, distribution or Commercialization of the Products; and (v) all Intellectual Property Rights required for the development, design, use, operation, manufacture, distribution and Commercialization of the Products in accordance with the Specifications for the Field in the Territory are included in the Company IP.

(b) Right to Make Grant of License. The Company has the right to make any grants of Company IP to Zimmer that it makes or is required to make under this Agreement. Without limitation of the foregoing, each of the employees, agents, consultants, contractors and others who may contribute to or participate in the invention, discovery, creation or development of any Company IP is under a valid and enforceable legal obligation to assign to the Company, all right, title and interest in such Company IP. The Company shall not grant to any Person other than Zimmer a license, covenant not to sue or similar right with respect to any component of the Company IP that would be inconsistent with or conflict with Zimmer’s exercise of its rights under any license granted to Zimmer hereunder in any manner.

(c) Protection. The Company has administered and maintained all Patent Rights, Trademarks, Copyrights, Industrial Designs and other components of the Company IP, and has made and will continue to make all filings with Governmental Agencies, whether U.S. or foreign, arising from or associated with any Company IP or related Intellectual Property Rights to protect the Intellectual Property of the Products in accordance with commercially reasonable intellectual property portfolio filing and maintenance practices. The Company is current in payment of all patent maintenance fees and similar costs related to such portfolio maintenance. The Company has taken responsible and prudent steps to safeguard and maintain the secrecy and confidentiality of all Proprietary Information included in the Company Background IP.

(d) Non-Infringement. The use and practice of the Company IP for the development, design, use, operation, manufacture, distribution and Commercialization of the Products in accordance with the Specifications for the Field in the Territory do not infringe, violate or misappropriate the Intellectual Property Rights of any Person.

(e) Claims. No Person has asserted a Claim against the Company with respect to any of the Company IP, which Claim (i) challenges the ownership, validity or enforceability of any of the Company IP, (ii) alleges that the Company’s use or practice of the Company IP infringes, misappropriates or violates the Intellectual Property Rights of any Person, or (iii) seeks to enjoin or restrain the Company’s use or practice of the Company IP in any manner that would interfere with the transactions contemplated by this Agreement. The Company has no knowledge that any Person intends to assert such a Claim or that any Person has a valid basis to do so.

(f) Infringement by Others. Except as disclosed by the Company to Zimmer prior to the Effective Date, The Company has no reason to believe that any Person has infringed, violated or misappropriated any granted patents in the Company IP as it relates to the Product in the Field.

8.4. Indemnification.

(a) Scope.

(i) Each Party shall indemnify and hold harmless the other Party (and its Affiliates and their respective shareholders, officers, directors, employees and agents) from any liability, damage, loss, action, cause of action, tax, cost or expense (whether or not arising out of a Third Party legal claim or action) (including reasonable attorneys’, consultants’ and experts’ fees and expenses and all amounts paid in investigation, defense and settlement of any of the foregoing) (collectively, “Losses”) arising out of, in connection with or relating to (x) any breach or inaccuracy of any representation or warranty made by such indemnifying Party in this Agreement; (y) any noncompliance with or breach or nonperformance of any agreement, covenant or obligation to be performed by such indemnifying Party pursuant to this Agreement; or (z) any violation of Applicable Law or negligence or willful misconduct in connection with this Agreement by the indemnifying Party or any of its Affiliates or their respective representatives, employees or agents. If the Parties have indemnification obligations to one another in connection with a single Third Party legal claim or action, they shall contribute to the aggregate damages and costs in proportion to their relative responsibilities therefor based upon all relevant equitable considerations.

(ii) In addition to its obligations under Section 8.4(a)(i), the Company shall indemnify and hold harmless Zimmer (and its Affiliates and their respective shareholders, officers, directors, employees and agents) from any Losses arising out of, in connection with or relating to (x) any Infringement Claim and (y) any claim of a failure to pay royalties or other amounts due to Third Parties under license agreements between the Company and such Third Parties, including any such claims made under or in connection with the WARF License.

(b) Notice. The indemnified Party shall promptly notify the indemnifying Party in writing and in reasonable detail of each indemnity claim, but any delay or deficiency of such notice shall not excuse the indemnifying Party’s indemnification obligations except to the extent that its legal position is materially prejudiced due to the delay or deficiency.

(c) Defense. The indemnifying Party shall have the right to assume and control the defense and settlement of any Third Party legal claim or action if the predominant claims therein are covered by its indemnity, unless the Parties have a conflict of interest with respect to such legal claim or action or the claimant is seeking relief that, if awarded, could have an adverse effect on the indemnified Party’s ongoing business (other than an award of money damages). If the indemnifying Party assumes the defense, it shall employ counsel reasonably acceptable to the indemnified Party and shall defend the claim or action with diligence. In all events, the Party not controlling the defense shall reasonably cooperate with the controlling Party and shall be permitted to participate in the defense at its own expense.

(d) Settlement. Neither Party shall settle a Third Party legal claim or action covered by indemnification under this Section 8.4 without the other Party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, except that the Party controlling the defense shall have the right to do so if (i) it will pay in full all monetary elements of the settlement, (ii) the settlement does not include non-monetary elements, findings or admissions that would be detrimental to the other Party’s ongoing business, and (iii) the settlement includes a full release in favor of the other Party from all Losses arising out of, in connection with or relating to such legal claim or action.

ARTICLE IX
CONFIDENTIALITY AND PUBLICITY

9.1. Scope. In the course of their activities pursuant to this Agreement, the Parties anticipate that they may disclose Confidential Information to one another and that either Party may, from time to time, be a disclosing Party or a recipient of Confidential Information. The Parties wish to protect such Confidential Information in accordance with this ARTICLE IX. The provisions of this ARTICLE IX will apply to disclosures furnished to or received by a Party and its agents and representatives (which may include agents and representatives of its Affiliates). Each Party will (a) advise its employees, agents and representatives of the requirements of this ARTICLE IX and ensure that its employees, agents and representatives are bound by confidentiality obligations substantially consistent with those set forth in this ARTICLE IX; and (b) be responsible to ensure their compliance with such provisions and be responsible for any breach of such provisions. The provisions of this ARTICLE IX will supersede and replace any prior agreements between the Parties relating to Confidential Information covered hereby. In addition to any other remedies available in law or equity, the disclosing Party will be entitled to temporary and permanent injunctive relief in the event of a breach by the recipient under this ARTICLE IX.

9.2. Definition of Confidential Information. For purposes hereof, “Confidential Information” with respect to a disclosing Party means all Proprietary Information, in any form or media, concerning the disclosing Party or its Affiliates that the disclosing Party or its Affiliates furnishes to the recipient, whether furnished before or after the date hereof, and all notes, analyses, compilations, studies and other materials, whether prepared by the recipient or others, that contain or reflect such Proprietary Information and Zimmer’s Confidential Information includes all Program IP and all data, deliverables and other information developed by either Party in connection with this Agreement; provided, however, that Confidential Information does not include information that (a) is or hereafter becomes generally available to the public other than as a result of a disclosure by the recipient in violation of this Agreement, (b) was already known to the recipient prior to receipt from the disclosing Party as evidenced by prior written documents in its possession not subject to an existing confidentiality obligation to the disclosing Party, (c) is disclosed to the recipient on a non-confidential basis by a Person who is not in default of any confidentiality obligation to the disclosing Party, or (d) is independently developed by or on behalf of the recipient without reliance on or use of information received hereunder. The contents of this Agreement will be deemed to be Confidential Information of each Party.

9.3. Confidentiality Obligations. The recipient of Confidential Information will (a) use such Confidential Information solely and exclusively in connection with the exercise of its rights and the discharge of its obligations under this Agreement, and (b) not disclose such Confidential Information without the prior written consent of the disclosing Party to any Person other than those of its agents and representatives who need to know such Confidential Information for such permitted use and who are bound by appropriate written obligations of confidentiality with respect thereto. Notwithstanding the foregoing, the recipient of Confidential Information may disclose it to the extent necessary to comply with Applicable Laws or with an order issued by a court or regulatory body with competent jurisdiction; provided that, in connection with such disclosure, the recipient will (A) provide, if allowable, reasonable advance notice of such disclosure to the disclosing Party; (B) limit the disclosure to the information that is legally required to be disclosed, and (C) use Commercially Reasonable Efforts to obtain confidential treatment or an appropriate protective order, to the extent available, with respect to such Confidential Information. The obligations under this Section 9.3 will remain in effect from the Effective Date through the fifth anniversary of the termination or expiration of this Agreement. Notwithstanding the foregoing, the obligations to protect Confidential Information identified by the disclosing Party as a trade secret shall extend until such information becomes publicly available. In addition to the foregoing, each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b) regulatory filings for the Products that such Party has a license or right to Develop or Commercialize hereunder in a given country or Territory;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges and the SEC, provided that any Party making such disclosure shall promptly notify such other Party of such order or regulation upon the receipt thereof, and provide reasonable assistance to such other Party in seeking confidential treatment of such Confidential Information;

(e) disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, to its licensees and sublicensees, in each case on a need-to-know basis in connection with the Development or Commercialization of the Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f) disclosure to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent (except with respect to duration, which may be shorter as long as not less than two (2) years) as those herein, provided that if this Agreement is being disclosed the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.3(c) or 9.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any information disclosed pursuant to Section 9.3(c) or 9.3(d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article IX.

9.4. Limitations on Obligations. Except as otherwise required by Applicable Law, upon the termination or expiration of this Agreement, if requested by the disclosing Party, the recipient of Confidential Information:

(a) will promptly return or destroy, at the recipient’s election, all Confidential Information of the disclosing Party, including all notes or other work product prepared by the recipient based upon or incorporating Confidential Information of the disclosing Party;

(b) will not retain any copies, extracts or other reproductions, in whole or in part, of such Confidential Information, notes or other work product; provided, however, that the recipient will be permitted to retain (but not use) (i) one file copy of all Confidential Information on a confidential basis to evidence the scope of and to enforce the Party’s obligation of confidentiality under this ARTICLE IX; and (ii) all back up electronic media maintained in the ordinary course of business for archival purposes; and

(c) will certify in writing to the disclosing Party that the recipient has complied with this Section 9.4.

9.5. Publicity. It is understood that each Party may desire or be required to issue press releases relating to this Agreement or activities hereunder. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, and not to issue any such release without the other Party’s consent, provided that a Party may not unreasonably withhold, condition, or delay consent to such releases by more than four (4) Business Days, and that either Party may issue such press releases or make such disclosures as it determines, based on advice of counsel, is required to comply with Applicable Laws or with the rules and regulations promulgated by the SEC or any exchange on which such Party’s securities are listed. Each Party shall provide the other Party with advance notice of, and an opportunity to review, legally required disclosures to the extent practicable. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines is required under Applicable Laws. In addition, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 9.5, each of the Parties may make internal announcements to their respective employees regarding the transactions contemplated by this Agreement, subject to the other Party’s review and approval of the announcing Party’s announcement, which approval shall not be unreasonably withheld. Nothing herein shall prohibit or prevent either Party or any of its Affiliates from disclosing any information of a nature that would typically be provided by companies to their investors or prospective investors.

ARTICLE X
TERM AND TERMINATION

10.1. Term. The term of this Agreement (the “Term”) will begin on the Effective Date and will remain in effect until the tenth anniversary of the date of the First Commercial Sale of the last of the Products to achieve a First Commercial Sale. Upon the expiration of the Term, this Agreement may be renewed upon the mutual written agreement of the Parties. This Agreement may be terminated before expiration of the Term only by agreement of the Parties or in accordance with Section 10.3.

10.2. Term of Exclusivity.

(a) The license rights granted to Zimmer under the Strip/Grid Distribution License shall be exclusive from the Effective Date until the tenth anniversary of the date of the First Commercial Sale of Strip/Grid Products (the “Strip/Grid Exclusive License Period”). The Strip/Grid Distribution License shall become non-exclusive upon the expiration of the Strip/Grid Exclusive License Period.

(b) The license rights granted to Zimmer under the SEEG Distribution License shall be exclusive from the Effective Date until (i) if Zimmer makes the SEEG Exclusivity Payment prior to the SEEG Exclusivity Confirmation Date, then the tenth anniversary of the date of the First Commercial Sale of SEEG Products; or (ii) if Zimmer does not make the SEEG Exclusivity Payment prior to the SEEG Exclusivity Confirmation Date, then the first day following the SEEG Exclusivity Confirmation Date (the “SEEG Exclusive License Period”). The SEEG Distribution License shall become non-exclusive upon the expiration of the SEEG Exclusive License Period.

10.3. Termination. This Agreement may be terminated before the end of the Term or any renewal term as follows:

(a) If either Party believes the other Party is in material breach of this Agreement, it may give written notice of such breach to the other Party, which notice shall specify the breach in reasonable detail. If the alleged breach is not remedied within 60 days after such written notice, the non-breaching Party may terminate this Agreement immediately upon delivery to the other Party of a written notice of termination. The termination right provided herein will not constitute an exclusive remedy for the material breach.

(b) Either Party may terminate this Agreement by delivering written notice of its decision to do so if the other Party is dissolved under applicable corporate law or becomes subject to an Insolvency Event.

(c) Zimmer may terminate this Agreement for any reason or no reason by delivering written notice to the Company specifying the effective date of such termination, which notice must be provided at least 90 days prior to such effective date.

(d) The Company may terminate this Agreement immediately upon delivery of written notice to Zimmer upon the occurrence of a Competitive Triggering Event and the payment by the Company to Zimmer of the Competitive Triggering Event Termination Fee; provided that any such notice must be delivered and the Competitive Triggering Event Termination Fee must be paid by the Company no later than six (6) months following the occurrence of the Competitive Triggering Event. Upon the termination of this Agreement pursuant to this Section 10.3(d), Zimmer and its Affiliates and Subdistributors shall have the right, for a period of nine (9) months after the termination of this Agreement (the “Transition Period”), to continue to place orders (including bulk orders) and purchase Products under the MS Agreement for sale to their respective then-existing customers and to sell off all inventory of the Products held or purchased for sale by Zimmer or its Affiliates or Subdistributors in the Territory during the Transition Period and wind down the accounts for the Territory. The Company shall continue to manufacture Products and sell Products to Zimmer pursuant to the MS Agreement during the Transition Period. At the end of the Transition Period, the Company shall repurchase any non-expired Products previously purchased and not resold by Zimmer and its Affiliates and Subdistributors at a price equal to [**].

10.4. Survival. The following provisions will survive termination or expiration of this Agreement: (a) Section 2.2, relating to Program IP, Section 2.12, and the first two sentences of Section 2.13; (b) ARTICLE VIII, relating to representations and warranties and indemnification; (c) ARTICLE IX, relating to confidentiality and publicity; (d) ARTICLE X, relating to termination and post-termination rights and obligations; and (e) any provisions required for the interpretation or enforcement of any of the foregoing.

10.5. Accrued Obligations. Termination or expiration of this Agreement will not relieve any Party of any obligation that is expressly indicated to survive termination and will be without prejudice to any rights that have accrued to the benefit of any Party prior to such termination.

ARTICLE XI
MISCELLANEOUS

11.1. Interpretive Conventions. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be understood to be followed by the words “without limitation.” Pronouns, including “he,” “she” and “it,” when used in reference to any Person, will be deemed applicable to entities or individuals, male or female, as appropriate in any given case. Standard variations on defined terms (such as the plural form of a term defined in the singular form, and the past tense of a term defined in the present tense) will be deemed to have meanings that correlate to the meanings of the defined terms. Article, Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of any provision of this Agreement. When a reference is made in this Agreement to a Recital, an Article, a Section, a Schedule, an Attachment or an Exhibit, such reference is to a Recital, Article or Section of, or a Schedule, Attachment or Exhibit to, this Agreement, unless otherwise indicated. All references to “dollars” or “$” will be deemed to be references to the lawful currency of the United States.

11.2. Compliance; Conflicts. Each Party and its Affiliates and their respective employees and agents will comply in all material respects with all Applicable Laws that pertain to its activities under this Agreement and, except as otherwise provided herein, will bear the entire cost and expense of such compliance. The Parties will not, directly or indirectly, take any action (including the grant of any right or the undertaking of any obligation) that is in conflict with any provision of this Agreement.

11.3. Entire Agreement; Amendments. This Agreement constitutes the entire agreement among the Parties concerning the subject matter hereof and supersedes all previous negotiations, agreements and commitments with respect thereto, including, without limitation, that certain Term Sheet dated February 13, 2020 entered into by and between the Company and Zimmer’s Affiliate. This Agreement will not be amended or modified in any manner except by a written instrument signed by duly authorized officers or representatives of each of the Parties.

11.4. Governing Law. Any claim or controversy relating in any way to this Agreement will be governed by and interpreted exclusively in accordance with the laws of the State of Indiana, without regard to the conflicts of law principles thereof.

11.5. Dispute Resolution. Any claim, dispute, or controversy as to the breach, enforcement, interpretation or validity of this Agreement (each, a “Dispute”) will be referred to the Chief Executive Officer of the Company and the [•] for Zimmer for attempted resolution prior to the institution of litigation. In the event such executives are unable to resolve such Dispute within 30 days of such Dispute being referred to them, then either Party may commence an action in the Chosen Courts seeking resolution of the Dispute.

11.6. Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a) Any Claim, litigation, proceeding hearing or other action (collectively, “Proceeding”) against any Party arising out of, in connection with or relating to this Agreement shall be brought solely in any federal court sitting in the Northern District of Indiana (the “Chosen Courts”) and each of the Parties submits to the exclusive jurisdiction of the Chosen Courts for the purpose of any such Proceeding; provided that a final judgment in any such Proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party irrevocably and unconditionally agrees not to assert any (i) objection that it may ever have to the laying of venue of any such Proceeding in any Chosen Court, (ii) Claim that any such Proceeding brought in any Chosen Court has been brought in an inconvenient forum and (iii) Claim that any Chosen Court does not have personal jurisdiction over such Party with respect to such Proceeding.

(b) Each Party agrees that service of process in any Proceeding may be made by mailing a copy thereof by registered or certified mail or by overnight courier service, postage prepaid, to it at its address specified herein. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY ACTION (I) ARISING UNDER THIS AGREEMENT OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES, OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER AT LAW OR IN EQUITY, BASED IN CONTRACT OR IN TORT OR OTHERWISE. EACH PARTY HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.7. Partial Illegality. If any provision of this Agreement or the application thereof to either Party or any circumstances will be declared void, illegal or unenforceable, the remainder of this Agreement will be valid and enforceable to the extent permitted by Applicable Laws. In such event, the Parties will use their best efforts to replace the invalid or unenforceable provision by a provision that, to the extent permitted by the Applicable Laws, achieves the purposes intended under the invalid or unenforceable provision. Any deviation by either Party from the terms and provisions of this Agreement in order to comply with Applicable Laws will not be considered a breach of this Agreement.

11.8. Waiver of Compliance. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees, except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party, which waiver will be effective only with respect to the specific obligation and instance described therein.

11.9. Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be sent to the respective Parties at the following addresses, or to such other addresses as may be designated by the Parties in writing from time to time in accordance with this Section 11.9, by (i) registered or certified mail, postage prepaid, (ii) express courier service, service fee prepaid, or (iii) electronic mail:

To the Company:

NeuroOne Medical Technologies Corporation

7599 Anagram Drive

Eden Prairie, MN 55344

Attn: Dave Rosa

Email: DaveR@N1MTC.com

with a copy (which shall not constitute notice) to:

Honigman LLP

650 Trade Centre Way, Suite 200

Kalamazoo, MI 49002

Attention: Phillip D. Torrence

Email: ptorrence@honigman.com

To Zimmer:

Zimmer, Inc.

c/o General Manager

Zimmer Biomet CMF and Thoracic LLC

1520 Tradeport Drive

Jacksonville, FL 32218

Email: brian.hatcher@zimmerbiomet.com

with a copy (which shall not constitute notice) to:

Zimmer, Inc.

345 East Main Street

Warsaw, Indiana 46580

Attn: General Counsel

Email: legal.americas@zimmerbiomet.com

All notices shall be deemed given and received (i) if delivered by hand, immediately, (ii) if sent by mail, five Business Days after posting, or (iii) if delivered by email or express courier service, the next Business Day in the jurisdiction of the recipient.

11.10. Counterparts; Electronic or Facsimile Transmission. This Agreement may be executed in counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument. This Agreement may be delivered by one or both Parties by facsimile or electronic transmission with the same effect as if delivered personally.

11.11. Further Assurances. From time to time, as and when requested by either Party, the other Party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further actions as such other Party may reasonably deem necessary or desirable to carry out the intentions of the Parties embodied in this Agreement.

11.12. Jointly Prepared. This Agreement has been prepared jointly and will not be strictly construed against either Party.

11.13. Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Products to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and provided further that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 11.13. Any assignment not in accordance with this Section 11.13 shall be null and void.

11.14. Relationship of Parties. Each Party to this Agreement is an independent contractor. Employees and agents of one Party are not employees or agents of the other Party, will not hold themselves out as such, and will not have any authority or power to bind the other Party to any contract or other obligation.

11.15. Third-Party Beneficiaries. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Parties hereto and their respective successors, assigns and Affiliates.

11.16. Force Majeure. Neither Party shall be deemed to breach this Agreement to the extent that such Party is prevented from or delayed in performing its obligations hereunder due to any causes that are, and that would notwithstanding the exercise of reasonable diligence be expected to be, beyond such Party’s reasonable control (such causes, “Force Majeure Events”), but only to the extent that (a) the effects of such Force Majeure Events upon the functions, activities and efforts of the affected Party to perform its obligations hereunder is not greater or more than its effects on such similar or related functions, activities or efforts of such Party or its vendors performed in connection with the Party’s own business and (b) the affected Party uses its Commercially Reasonably Efforts to mitigate the effects of the Force Majeure Events, including without limitation, by working around any constraints on such Party’s ability to perform its obligations hereunder that arise as a result of such Force Majeure Event (“Work-Around Efforts”). Upon any Force Majeure Event, the affected Party shall give notice of such event as soon as reasonably practicable to the other Party stating the extent and duration of the impact that such event will have on its performance of its obligations hereunder and the cause thereof, and the affected Party shall resume the performance of its obligations as soon as reasonably practicable. Neither Party shall be liable for the nonperformance or delay in performance of its obligations under this Agreement when such failure is due to a Force Majeure Event, provided that the affected Party implements any feasible Work-Around Efforts.

The following Exhibits form an integral part of the Agreement:

Exhibit A	Definitions
Exhibit B	Development Plan
Exhibit C	Critical Features
Exhibit D	Form of Supply Agreement
Exhibit E	Form of Quality Agreement
Exhibit F	[**] Transfer Price

[remainder of page intentionally blank; signature page follows]

The Parties have executed this Agreement as of the Effective Date to evidence their agreement to the terms and provisions set forth herein.

Zimmer, Inc.

By:
Chad F. Phipps, Senior Vice President

NeuroOne Medical Technologies Corporation

By:
David Rosa, President and Chief Executive Officer

[Signature page to Exclusive Development and Distribution Agreement]

EXHIBIT A

DEFINITIONS

“Acceptance” means, with respect to Deliverables, confirmation by Zimmer, acting reasonably, that such Deliverables satisfy the applicable Acceptance Criteria.

“Acceptance Criteria”, with respect to any Deliverables, has the meaning set forth in the Development Plan for such Deliverables.

“Adverse Risk” means any risk of an adverse effect on the Development, procurement or maintenance of Regulatory Approval or Commercialization of a Product.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if such Person (i) possesses the power to direct or cause the direction of the management, business and policies of such Person, whether by contract or otherwise, and/or (ii) owns fifty percent (50%) or more of the voting securities of such Person.

“Agreement” has the meaning set forth in the opening paragraph.

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and all anti-corruption or anti-bribery Applicable Laws of any jurisdiction where any Company directly or indirectly designs, develops, manufactures, markets, distributes or sells products or that is otherwise applicable to the business of the Company.

“Applicable Law(s)” means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any governmental (including international, foreign, federal, state and local) or Regulatory Authority, including HIPAA and all other data privacy and security laws and laws governing the use, disclosure and protection of information and the U.S. Foreign Corrupt Practices Act of 1977; the U.S. Travel Act, 18 U.S.C. § 1952; the Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the Physician Self-Referral Law, 42 U.S.C. § 1395nn; the U.K. Bribery Act 2010; any applicable Law enacted in connection with, or arising under, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or any other applicable Law or regulation of any foreign or domestic jurisdiction relating to bribery or corruption.

“Approved Design Modification” means [**].

“[**]”.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to remain closed.

“Chosen Courts” has the meaning set forth in Section 11.6(a).

“Change in Control Transaction” means: (a) the sale of all or substantially all of the assets of the Company to an unrelated person or entity; (b) a merger, reorganization, consolidation or similar transaction pursuant to which the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction; or (c) the sale of all of the stock of the Company to an unrelated person or entity.

“Claim” means any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect.

“Commercialize” or “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Products to customers) of Products in the Field, including sales force efforts, detailing, advertising, market research, medical education and information services, marketing, sales force training, and sales (including receiving, accepting and filling Product orders) and distribution.

“Commercially Reasonable Efforts” means, with respect to a Party and its obligations under this Agreement, those commercially reasonable efforts and resources consistent with the usual practices of a similarly situated company for the development and commercialization of a product originating from its own research and development department without a royalty obligation to others, which is at a similar stage of research, development, or commercialization, taking into account that product’s profile of efficacy and safety; proprietary position, including patent exclusivity; regulatory status, including anticipated or approved labeling and anticipated or approved post-approval requirements; present and future market and commercial potential, including competitive market conditions (but not taking into account any payment owed to the other Party under this Agreement), and all other relevant factors, including technical, legal, scientific and/or medical factors.

“Company” has the meaning set forth in the opening paragraph.

“Company Background IP” has the meaning set forth in Section 2.1.

“Company IP” means, collectively, the Company Background IP, the Company Program IP and all rights of the Company in the Joint Program IP (which, for the avoidance of doubt, does not include any rights of Zimmer in the Joint Program IP).

“Company Program IP” has the meaning set forth in Section 2.2(a)(ii).

“Competitive Triggering Event” has the meaning set forth in Section 1.7.

“Competitive Triggering Event Termination Fee” means [**].

“Confidential Information” has the meaning set forth in Section 9.2.

“Copyrights” means all rights in original works of authorship fixed in any tangible medium of expression under the copyright laws of the United States or any other country (and including all rights accruing by virtue of bilateral or international copyright treaties and conventions), including, but not limited to, all renewals, extensions, reversions or restorations of copyrights now or hereafter provided for by law and all rights to make applications for copyright registrations and recordations, regardless of the medium of fixation or means of expression.

“Deliverables” means, with respect to a Product, the Deliverables for such Product set forth in the Development Plan.

“Design History File” means, with respect to any Product, each of the following (i) design control process and revision, (ii) design and development plan, (iii) user needs / intended uses / design inputs, DCTM (inputs), (iv) design review I meeting minutes and attachments, (v) design outputs, DCTM (outputs), (vi) design review II meeting minutes and attachments, (vii) design verification protocols / reports, (viii) design validation protocols / reports, (ix) design verification / validation, DCTM (complete), (x) design review III meeting minutes and attachments, (xi) additional design review minutes and attachments (if applicable), (xii) final responses to design review observations, (xiii) risk management file, (xiv) usability engineering file, (xv) design transfer activities (specification review and checklist), (xvi) design transfer checklist, (xvii) design closure checklist and (xviii) the information required to be created and/or maintained under the Company’s SOP-01004, as amended from time to time.

“Designated Jurisdictions” means (a) the United States and (b) any jurisdictions other than the United States where Zimmer determines, after consultation with the Company, to market and sell one or more Products.

“Development” or “Develop” means any act or process for the purposes of (i) creating or causing something to be created; or (ii) making something more advanced. For clarity, Development does not include marketing or sales of a commercial product.

“Development Plan” has the meaning set forth in Section 1.2.

“Distributor” means a Third Party that markets, distributes, promotes and/or sells a Party’s products under a contractual arrangement with the Party.

“Effective Date” has the meaning set forth in the opening paragraph.

“Electrode Cable Assembly Products” means an assembly consisting of EEG cables and a ZIF connector box, which serves to connect cortical electrodes or SEEG electrodes to an EEG recording headbox.

“Enforcement Action” has the meaning set forth in Section 2.6.

“Exclusivity Fees” has the meaning set forth in Section 6.1(b).

“FDA” means the United States Food and Drug Administration and any successor agency.

“FDA Approval” means, with respect to any Product, clearance by the FDA of a 510(k) application for such Product.

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. 301, et. seq., as amended, and the rules, regulations, guidance, guidelines and requirements promulgated or issued thereunder.

“Field” means neurosurgery.

“Field Action” means any action by a Party that meets the criteria of “recall,” “correction,” or “removal” or similar field or customer action as defined by applicable Regulatory Law.

“Final Bonus Deadline” means (a) if Zimmer timely delivers a Design Modification Notice, then [**]; and (b) if Zimmer does not timely deliver a Design Modification Notice, then [**].

“First Commercial Sale” means the first commercial sale by Zimmer or its Affiliates on an arms’ length basis to an end user of a Product in any country following receipt of Regulatory Approval to do so. For avoidance of doubt, sales for purposes of test marketing (including a Limited Market Release), sampling, or promotion shall not constitute a First Commercial Sale.

“Force Majeure Events” has the meaning set forth in Section 11.16.

“Governmental Authority” means any country in which any of the Products is manufactured, marketed, sold, tested, investigated or otherwise regulated, and all states or other political subdivisions thereof and supranational bodies applicable thereto, including the European Union, and all agencies, commissions, officials, courts or other instrumentalities of the foregoing.

“Governmental Entity” means any:

(i) U.S. federal, state, local or municipal government or non-U.S. government or subdivision thereof;

(ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal);

(iii) multi-national organization or body; or

(iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power.

“Government Official” means any (i) officer, employee or agent of any Governmental Entity; (ii) any official, employee or agent of a public international organization; (iii) any Person acting in an official capacity on behalf of such government, instrumentality or public international organization; (iv) any political party official or candidate for political office; (v) a member of a royal family; or (vi) any officer or employee of a government-owned or controlled enterprise, company or organization. In many instances, Health Care Professionals who work at or are otherwise affiliated with public hospitals or universities may be considered Government Officials.

“Health Care Professional” means an individual, entity, or employee of such entity, within the continuum of care of patients, which may purchase, lease, recommend, use, prescribe, or arrange for the purchase or lease of medical device products and services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended, and the rules and regulations implementing the same.

“Industrial Designs” means all features of shape, configuration, pattern, ornament and the like that are or can be registered as designs or industrial designs under Applicable Laws and all applications, registrations and renewals in connection therewith.

“Infringement Claim” has the meaning set forth in Section 2.6.

“Initial Exclusivity Fee” has the meaning set forth in Section 6.1(a).

“Initial Stocking Order” has the meaning set forth in Section 6.2(b).

“Insolvency Event” means that the Party has (i) commenced a voluntary proceeding under any insolvency law, or (ii) had an involuntary proceeding commenced against it under any insolvency law which has continued undismissed or unstayed for 60 consecutive days, or (iii) had a receiver, trustee or similar official appointed for it or for any substantial part of its property, or (iv) made an assignment for the benefit of creditors, or (v) had an order for relief entered with respect to it by a court of competent jurisdiction under any insolvency law. For purposes hereof, the term “insolvency law” means any applicable bankruptcy, insolvency or other similar law now or hereafter in effect.

“Intellectual Property” means Patent Rights, Copyrights, Trademarks, Industrial Designs, and Proprietary Information.

“Intellectual Property Rights” means all forms of legal rights and protections that may be obtained under Applicable Laws for Intellectual Property.

“Interim Fee Bonus” has the meaning set forth in Section 6.1(c).

“IP” means Patent Rights and Know-How.

“JDC” has the meaning set forth in Section 1.8.

“Joint Program IP” has the meaning set forth in Section 2.2(a)(iii).

“Know-How” means information and materials (including but not limited to ideas, discoveries, improvements, inventions, know-how, trade secrets, processes, methods, protocols, formulas, data and designs), whether patentable or not, that are in the possession or under the control of a Party and are not generally known or publicly available.

“Limited Market Release” means, with respect to a Product, the sale or transfer of such Product by Zimmer or its Affiliates or Distributors to one or more Third Parties or end-users to conduct the initial clinical cases. For context, this occurs in a limited number of centers and patients over a limited time (estimated twenty-five (25) patients over three (3) months.

“LMR Order” has the meaning set forth in Section 6.2(b).

“Losses” has the meaning set forth in Section 8.4(a).

“Medical Device Tax” means an excise tax on the sale of certain medical devices by the manufacturer or importer of the device imposed by Section 4191 of the Internal Revenue Code of 1986, as amended.

[**].

“Other Product Specifications” means, with respect to any Product, the specifications and requirements for the Development of such Product as set forth in Exhibit B or as otherwise determined by the JDC by amendment of the Development Plan in accordance with Section 1.8.

“Party” or “Parties” has the meaning set forth in the opening paragraph.

“Patent Rights” means patents and patent applications, including (i) certificates of invention and applications therefor; (ii) divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, post-grant reviews, revalidations, extensions, supplementary protection certificates, and the like of any of the foregoing; and (iii) foreign equivalents of any of the foregoing.

“Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental Authority, or any other entity or organization.

“Proceeding” has the meaning set forth in Section 11.6(a).

“Product Availability Date” means, with respect to a Product, the first date on which all of the following have occurred: (a) FDA Approval of the Product has been received, (b) the MS Agreement has been entered into or amended to provide for the manufacturing and supply of the Product by the Company; (c) Zimmer has placed the LMR Order for the Product under the MS Agreement, and (d) the units of the Product included in the LMR Order have been received and accepted by Zimmer following inspection as contemplated by the MS Agreement.

“Product Complaint” means any written, electronic or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, efficacy or performance of any Product, including actual or suspected product tampering, contamination, mislabeling or misformulation.

“Product Improvement” means any changes, optimizations or improvements to any Product or any of its components, whether or not patentable or subject to a claim of copyright; provided, however, Product Improvements do not include any therapeutics devices or products used for treatment.

“Products” means Strip/Grid Products, SEEG Products and Electrode Cable Assembly Products, and “Product” means any of them.

“Product Transaction” has the meaning set forth in Section 4.5.

“Program Copyrights” means all Copyrights authored by or on behalf of a Party or its Affiliates or subcontractors in the course of the Project.

“Program IP” means all Program Copyrights, Program Know-How and Program Patent Rights.

“Program Know-How” means all Know-How invented, conceived, discovered, created, made, developed, reduced to practice or otherwise perfected in the course of the Project.

“Program Patent Rights” means all Patent Rights that claim or disclose Program Know-How.

“Project” has the meaning set forth in Section 1.1.

“Project Participant” means each of Zimmer and the Company.

“Proprietary Information” means a Party’s trade secrets, know how, business plans, manufacturing processes, source code, clinical strategies, product specifications, scientific data, market analyses, formulae, designs, training manuals and other non-public information (whether business, financial, commercial, scientific, clinical, regulatory or otherwise) that the Party treats as proprietary and uses commercially reasonable efforts to protect.

“Prosecute” means, in relation to any Patent Rights, (i) to prepare and file patent applications (including re-examinations or re-issues thereof) and to represent applicant(s) or assignee(s) before relevant patent offices or other relevant authorities during examination, re-examination and re-issue thereof in appeal processes and interferences or any equivalent proceedings, (ii) to secure the grant of any Patent Rights arising from such patent applications, (iii) to maintain in force any issued Patent Right (including through payment of any relevant maintenance fees), and (iv) to make all decisions with regard to any of the foregoing activities. “Prosecution” has a corresponding meaning.

“Protected Data” means information protected by Applicable Laws, including but not limited to all data related to patients, all protected health information, as defined by HIPAA, personal data as defined by the General Data Protection Regulation, and any other personal and identifiable data that is produced, analyzed, collected or stored using or within Products, regardless of the form or location of the storage, provided that such Protected Data was made available in accordance with Applicable Laws for use by the Company and/or Zimmer.

“Quality Agreement” has the meaning set forth in Section 5.3.

“Regulatory Approval” means, with respect to any country or region, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport, distribution or sale of the Product in such country or region.

“Regulatory Authority” or “Regulatory Authorities” means, with respect to any country or jurisdiction, any Governmental Authority, entity or agency involved in granting regulatory approval for the manufacture, marketing, sale, reimbursement and/or pricing of the Product, or in administering Regulatory Laws in that country or jurisdiction, including the FDA in the United States.

“Regulatory Filings” means all applications, dossiers, notifications, requests and other documents that may be filed with a Regulatory Authority seeking approval to engage in development, manufacturing or Commercialization activities with respect to the Product or seeking any regulatory designation or status with respect to the Product, as well as all supplements and amendments to the foregoing.

“Regulatory Laws” means all Applicable Laws governing the import, export, testing, investigation, manufacture, marketing or sale of a product, or establishing recordkeeping or reporting obligations for product complaints or adverse events, or relating to product recalls or similar regulatory matters.

“Related Instruments” means a ruler, a stylet, drill bits, a driver and a coagulator to be used with the SEEG Products.

“ROFN Notice” has the meaning set forth in Section 4.5.

“ROFN Period” has the meaning set forth in Section 4.5.

“SEEG Distribution License” has the meaning set forth in Section 2.4(a).

“SEEG Exclusive License Period” has the meaning set forth in Section 10.2(a).

“SEEG Exclusivity Confirmation Date” has the meaning set forth in Section 2.4(a).

“SEEG Exclusivity Maintenance Fee” means (a) if the Product Availability Date for the SEEG Products occurs on or before [**], then $[**], plus the amount of any Interim Fee Bonuses earned pursuant to Section 6.1(c), including any such Interim Fee Bonus earned after [**] pursuant to Section 6.1(c)(iv) following the delivery of a Design Modification Notice; (b) if the Product Availability Date for the SEEG Products occurs after [**], but on or before [**], then $[**], plus if Zimmer timely issues a Design Modification Notice, any Interim Fee Bonus earned pursuant to Section 6.1(c)(iv); (c) if the Product Availability Date for the SEEG Products occurs after [**], but on or before [**], then $[**]; and (d) if the Product Availability Date for the SEEG Products occurs after [**], then $[**].

“SEEG Products” means depth electrodes of any size or configuration, consisting of implants placed into the brain for monitoring or mapping the subsurface levels of the brain for the surgical diagnosis of neurological conditions, including epilepsy, together with anchor bolts, caps and associated instrumentation; provided, however, SEEG Products do not include any therapeutics devices or products used for treatment.

“Specifications” means, collectively, (i) the Company’s design and functionality specifications relating to the Products in the Company’s sales literature and other Product documentation made available to Zimmer, and (ii) any specifications for manufacturing, testing, storing, packaging, shipping or labeling the Products set forth in any approved application for Regulatory Approval and any supplements and amendments thereto.

“Strip/Grid Distribution License” has the meaning set forth in Section 2.4(a).

“Strip/Grid Exclusive License Period” has the meaning set forth in Section 10.2(a).

“Strip/Grid Products” means cortical electrodes (strips and grids) of any size or configuration, consisting of implants placed onto the surface of the brain for monitoring or mapping surface levels of the brain for the surgical diagnosis of neurological conditions, including epilepsy; provided, however, Strip/Grid Products do not include any therapeutics devices or products used for treatment.

“Subdistributor” has the meaning set forth in Section 2.4(c).

“Taxes” means any and all federal, state and local taxes, including the Medical Device Tax, excise or gross receipts taxes, personal property taxes, customs, duties or levies, and any foreign taxes.

“Term” has the meaning set forth in Section 10.1.

“Territory” means the entire world.

“Third Party” means Persons other than the Parties or Affiliates thereof.

“Trademarks” means all trademarks, service marks, trade dress, logos, labels, domain names, websites and trade names, together with all translations, adaptations, derivations and combinations thereof (including all goodwill associated therewith), and all applications, registrations and renewals in connection therewith.

“Transition Period” has the meaning set forth in Section 10.3(d).

“WARF License” means that certain Amended and Restated Exclusive Start-Up Company License Agreement, dated January 21, 2020 entered into by and between the Company and Wisconsin Alumni Research Foundation, as amended, restated, supplemented or otherwise modified from time to time.

“Work-Around Efforts” has the meaning set forth in Section 11.16.

“Zimmer” has the meaning set forth in the opening paragraph.

“Zimmer Distribution License(s)” has the meaning set forth in Section 2.4(a).

“Zimmer Program IP” has the meaning set forth in Section 2.2(a)(i).